Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Mercury Computer Systems, Inc.:

We consent to the use of our report dated September 12, 2006, with respect to the consolidated balance sheet of Mercury Computer Systems, Inc. and subsidiaries as of June 30, 2006, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive (loss) income, and cash flows for the year ended June 30, 2006, and the related financial statement schedule II, which report appears in the annual report on Form 10-K of Mercury Computer Systems, Inc. dated September 13, 2006, and to the use of our report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of June 30, 2006. Both reports are incorporated herein by reference.

Our report on the consolidated financial statements and related financial statement schedule refers to a change in the method of accounting for stock-based compensation upon the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

/s/ KPMG LLP

Boston, Massachusetts

November 30, 2006